SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 11, 2004

Derma Sciences, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-31070	23-2328753
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

214 Carnegie Center, Suite 100
Princeton, NJ 08540
(609) 514-4744
(Address including zip code and telephone
number, of principal executive offices)

Item 8.01  Other Events

        On November 11, 2004, Derma Sciences, Inc. (the “Registrant”) announced financial results for the quarter and nine months ended September 30, 2004. Net sales for the third quarter of 2004 increased 18%, or $760,000, to $4.97 million compared to $4.21 million in the third quarter of 2003. Net sales for the first nine months of 2004 increased $1.84 million, or 14%, to $14.91 million from $13.07 million in 2003. The sales increase for the first nine months of 2004 was driven primarily by sales of new wound care products acquired from Kimberly-Clark Corporation in January 2004 as well as growth in private label sales.

        Gross profit decreased 13% to $1.22 million in the third quarter 2004 from $1.40 million in the third quarter 2003 and decreased 12% to $4.08 million in the nine months ended September 30, 2004 from $4.61 million in the nine months ended September 30, 2003. The overall gross margin percentage decreased in the three months and nine months ended September 30, 2004 versus 2003 due principally to lower sales of higher margined Dermagran products coupled with sales growth of lower margined products. One-time start-up related manufacturing costs also contributed.

        Net loss for the third quarter was $243,355, or $0.03 per basic and diluted common share, compared to a net loss of $95,737, or $0.01 per basic and diluted common share, in the third quarter of 2003. For the first nine months of the year, the net loss was $1,550,120, or $0.17 per basic and diluted common share, compared to a net loss of $6,300, or $0.00 per basic and diluted common share, in 2003.

        At September 30, 2004 and December 31, 2003, the Company had cash and cash equivalents of $51,131 and $439,837, respectively. Working capital decreased $2.20 million to $2.64 million at September 30, 2004 from $4.84 million at December 31, 2003 due primarily to operating losses during the period, together with cash expended for the Kimberly-Clark Corporation wound care business and increased capital expenditures.

        For further information concerning the Registrant’s financial results for the quarter and nine months ended September 30, 2004 please refer to the Registrant’s Form 10-QSB for the subject periods filed with the Securities and Exchange Commission on November 12, 2003.

Item 9.01   Financial Statements and Exhibits

(a)	Not applicable
(b)	Not applicable
(c)	Exhibits:

99 – Press Release dated November 11, 2004.

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DERMA SCIENCES, INC.

Date: November 12, 2004	By: /s/ John E. Yetter John E. Yetter, CPA Vice President and Chief Financial Officer